EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:       Bill Durling, Director of Corporate Communications
                (781)  676 2489
                E-mail: bdurling@rational.com

                Thomas F. Bogan, Chief Operating Officer
                (408) 863-4500
                E-mail: ir@rational.com


RATIONAL SOFTWARE'S E-DEVELOPMENT STRATEGY DRIVES
RECORD SECOND QUARTER REVENUE

Accelerating its e-development focus, Rational capitalizes on strategic alliances with IBM and Microsoft and invests in new Internet company

Cupertino, Calif., October 19, 1999 -- Rational Software (RATL), the e-development company, announced last week that its focus on e-development drove 80 percent of its record second quarter revenue of $128 million, making it one of the largest Internet-focused software companies in the world.

"The Internet economy depends on software. Virtually every organization in the world is determining how to compete using the Internet, making their business strategies dependent on Internet-software development," said Mike Devlin, co-founder and CEO of Rational. "These organizations face an `e- software paradox' - they must develop increasingly complex software faster - in `Internet time'- and yet have that software work flawlessly. Rational's solution helps organizations overcome the e- software paradox."

"Based on the success of our e-development strategy and the formidable market opportunities that we foresee for Rational in an Internet-enabled world, we feel that we have the potential to accelerate our growth rate during Fiscal 2001," said Devlin. "The rate at which the Internet-economy has impacted Rational's sales has exceeded our expectations and created new and exciting growth opportunities that we will continue to take advantage of."

Rational's e-development solution is a one-stop integration of industry-leading tools, services and software engineering best practices. Rational's flagship products include Rational Suite, Rational ClearCase, and the Rational Unified Process. Together these integrated products form a comprehensive platform for e-development that speeds software delivery, increases quality, and reduces risk.

Rational helps organizations successfully deliver software in three major segments: e-business, e- infrastructure, and e-devices.

E-business applications use both the Internet and Intranets to automate and accelerate business-to- business and business-to-consumer interactions. Rational customers in this segment include E-Trade and Fidelity Investments, and more than 100 "dot-com" companies who are building applications for consumer to consumer e-commerce, consumer to business e-commerce, as well as Intranets that form the core of their e-businesses.

E-infrastructure software is the foundation on which the Internet operates and extends its reach, bandwidth, and functionality in areas such as telecommunications, data communications, operating systems, web servers and middleware. Rational's customers and partners in this segment include Cisco, IBM, Microsoft, Lucent, and Motorola, who are providing the physical and software infrastructure that enables the Internet.

E-devices combine the power of embedded software with Internet connectivity to create powerful, yet easy-to-use devices that leverage the Internet. Applications include personal digital assistants digital mobile phones, set-top boxes, and embedded devices found in automobiles, home appliances, and medical instruments. Customers in this segment include Nokia, General Electric, and DaimlerChrysler.

Rational estimates that during its fiscal second quarter approximately 35 percent of its revenue came from e-business projects, 35 percent from e-projects, and 10 percent from e-device projects.

IBM, Microsoft Alliances

Rational's leadership in providing e-development infrastructure has enabled it to forge a set of powerful and expanding business alliances. Earlier this year, Rational announced strategic alliances with Microsoft and IBM focused around e-business and enterprise Web application development. Joint marketing and development activities are currently underway with both companies.

"IBM recognizes that Rational is a key partner in providing the tools necessary for customers to build e-business applications," said John Swainson, IBM's general manager of Application and Integration Middleware. "The IBM/Rational Alliance was formed to complement IBM's VisualAge application development tools, giving our customers a complete solution to assist them in the adoption of the IBM Application Framework for e-business."

"Rational's enterprise team-unifying solution is a powerful complement to Microsoft's Visual Studio tool suite for customers building Internet applications for the Windows DNA platform," said Paul Maritz, group vice president of Microsoft's Developer Group. "A number of our own development teams are using Rational's products to write software for the Internet."

Invests in a new Internet company to accelerate strategy

To accelerate and broaden its Internet strategy, Rational has invested in a new Internet company whose business will focus on developing a portal to meet the needs of the global community of Internet software professionals. The new company will also create an electronic marketplace for products and services relating to Internet software development, and create and deploy a comprehensive hosted development service for Internet software development.

Rational has acquired an eighty-percent interest in this new company in return for a $50 million investment in preferred stock. Paul Levy, Rational's co-founder and chairman, and Mike Devlin, Rational's co-founder and chief executive officer, will continue in these roles as well as serve as chairman and vice chairman, respectively, of the new company. Paul Levy and Mike Devlin are founders of the new company, each with a ten-percent equity interest subject to vesting over a four-year period. It is anticipated that the new company will consider adding strategic investors and, in the future, consider a public offering.

Policy regarding "forward looking" statements Statements

Statements contained in this press release may include "forward looking" statements relating to financial performance which are subject to risks and uncertainties. The actual future results of the company could differ materially from those projected herein. Certain risks which could cause actual results to differ materially include the need to successfully execute the company's Internet strategy, fluctuations in operating results, dependence on market growth for sophisticated development tools and competition in the market place. For a list of additional risk factors, see recent SEC filings.

About Rational Software Corporation

Rational Software Corporation (Nasdaq: RATL), the e-development company, helps organizations develop and deploy software for e-business, e-infrastructure, and e-devices through a combination of tools, services and software engineering best practices. Rational's e-development solution helps organizations overcome the e-software paradox by accelerating time to market
while improving quality.   Rational's integrated solution simplifies the
process of acquiring, deploying and supporting a comprehensive software development platform, reducing total cost of ownership. International Data Corporation (IDC) has recognized Rational as the leader in multiple segments of the software development life-cycle management market for three years in a row. Founded in 1981, Rational, one of the world's largest Internet software companies, had revenues of $411 million in its fiscal year that ended in March, 1999 and employs more than 2,000 people around the world.